EX-99.h.3

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

March      , 2007

Delaware Group Equity Funds II

2005 Market Street

Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Value Fund (the “Fund”), which is a series of Delaware Group Equity Funds II, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs ,and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations [collectively, “non-routine expenses”]) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed 0.75% for the period April 1, 2007 through March 31, 2008.  For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.  Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Fund’s participation in inverse floater programs where the Fund has transferred its own bonds to a trust that issues the inverse floaters.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:
Name:
Title:
Date:

Your signature below acknowledges

acceptance of this Agreement:

Delaware Group Equity Funds II

By:
Name:
Title:
Date: